Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made and entered into on December 29, 2020 (the “Effective Date”) by and between Idera Pharmaceuticals, Inc., having a place of business at 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341, USA (hereinafter referred to as “Idera”) and Hilltop Consulting, LLC, having a place of business located at [ADDRESS] (hereinafter referred to as the “Consultant”). Idera and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Idera wishes to engage the Consultant to provide the Services described herein and Consultant agrees to provide the Services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, Idera and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.	TERM.

Commencing as of the Effective Date, and continuing for a period of one (1) year (the “Term”), unless earlier terminated pursuant to Section 5 hereof, Consultant agrees that it will serve as a consultant to Idera. This Agreement may be renewed or extended for any period as may be agreed in writing by the Parties.

2.	SERVICES.

(a)	Consultant’s duties and responsibilities shall be to provide services related to business development activities, ongoing advice to the Company, and such other consulting services as the parties may mutually agree in connection with Idera’s business requirements (the “Services”).

(b)	The Consultant agrees that during the Term it is able and willing to devote the time necessary to complete the Services in a professional manner.

(c)	Consultant represents and warrants to Idera that it is under no contractual or other restrictions or obligations that are inconsistent with the execution of this Agreement, or that will interfere with the performance of the Services. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs Services concurrently with those performed herein.

(d)	In performing the Services, Consultant shall comply, to the best of its knowledge, with all business conduct, regulatory, ethical, and health and safety guidelines established by any governmental authority with respect to Idera’s business.

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(e)	Indemnification. Idera hereby agrees to defend, hold harmless and indemnify Consultant, and its directors, officers and employees (the “Indemnitees”) from and against any and all liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands to the extent that they arise or result from the Services performed pursuant to this Agreement.

3.	CONSULTING FEE.

Subject to the provisions hereof, Idera shall pay Consultant the following:

(a)	A rate of $15,000 per month (30 hours per month), to be paid on or within the first five (5) business days of the applicable month.

(b)	The aggregate amount paid hereunder shall not exceed $180,000 without Idera’s written approval.

(c)	Consultant shall be entitled to prompt reimbursement for all pre-approved reasonable expenses incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of Idera, which are attached hereto as Exhibit A.

4.	INDEPENDENT CONTRACTOR.

Consultant agrees that all Services will be rendered by it as independent contractor and that this Agreement does not create an employer-employee relationship between Consultant and Idera. Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave, and/or vacation time. Consultant agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify Idera in the event Idera is required to pay any such taxes on behalf of Consultant.

5.	EARLY TERMINATION.

(a)	If Consultant: (i) voluntarily ceases performing the Services; (ii) becomes physically or mentally unable to perform the Services; or (iii) is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date. Any termination “For Cause” shall be made in good faith by Idera.

(b)	This Agreement may be terminated without cause by either Party upon not less than thirty (30) days prior written notice by either Party to the other.

(c)	Upon termination under Sections 5(a) or 5(b), neither Party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 18 hereof. Upon termination and, in any case, upon Idera’s request, Consultant shall immediately return to Idera all Confidential Information, as hereinafter defined, and all copies thereof.

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6.	RESTRICTED ACTIVITIES.

During the Term and for a period of one (1) year thereafter, Consultant will not, directly or indirectly:

(a)	solicit or request any employee of or consultant to Idera to leave the employ of or cease consulting for Idera;

(b)	solicit or request any employee of or consultant to Idera to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of Idera;

(c)	solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of Idera, to employ or retain as a consultant any employee or consultant of Idera; or

(d)	induce or attempt to induce any supplier or vendor of Idera to terminate or breach any written or oral agreement or understanding with Idera.

7.	PROPRIETARY RIGHTS.

(a)	Definitions. For the purposes of this Section 7, the terms set forth below shall have the following meanings:

(i)	Discoveries. If Consultant makes or assists in making any invention, discovery, innovation, improvements or ideas conceived in connection with the Services hereunder, whether patentable or not (collectively, “Discovery”), Consultant will immediately inform Idera in writing. Consultant agrees to not reduce such Discovery to practice, either actually or constructively, during the term of the Services, except as directed by Idera. In the event that such Discovery is constructively or actively reduced to practice either by Consultant or Idera during the Term of this Agreement, the Discovery will be Idera’s property, and title to the Discovery will vest in Idera or in Idera’s nominees, successors or assigns. Consultant will assign, and hereby assigns, to Idera all its rights, title and interest in and to any Discovery without any consideration beyond what is provided for by this Agreement. Consultant will execute all documents necessary to protect the interest of Idera in each such Discovery. Consultant will provide assistance as needed in publishing or protecting such Discovery by patent or otherwise in any and all countries, including in any patent office proceeding or litigation involving such Discovery.

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(ii)	Copyrights. Any copyrightable work Consultant creates in the performance of the Services hereunder is a “work made for hire”, whether published or not (hereinafter “Work Product”). Idera will have all rights to and in such work, and it shall be Idera’s property. Consultant will assign, and hereby assigns, to Idera, without further compensation, all of its rights, title and interest in and to any copyrightable Work Product. Consultant agrees to execute any documents of assignment that may be required to vest ownership of the copyright in Idera. Consultant may not publish on any matter arising from the Services without first obtaining written permission from Idera.

(iii)	Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans, and/or technology of Idera including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by Idera; (c) lawfully becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to Idera or any of its affiliated companies to maintain such information in confidence.

Confidential Information may be disclosed to the extent that it is required by any law, regulation, or order of court to be disclosed. Prior to disclosing proprietary or Confidential Information of Idera, Consultant agrees that it will provide Idera with prompt written notice of such request or requirement prior to such disclosure so that Idera may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or Idera grants a written waiver hereunder, the Consultant may furnish only that limited portion of the Confidential Information which the Consultant is legally compelled to disclose or else stand liable for contempt or suffer other material censure or penalty; provided, however, that the Consultant shall use its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

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(b)	Securities Law. Consultant hereby acknowledges that he is aware that Idera’s Confidential Information may include material, non-public information and that the United States securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person when it is reasonably foreseeable that such person is likely to trade in such securities.

(c)	Non-Disclosure to Third Parties. Except as may be required by Consultant for the sole purpose of performing the Services, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Concepts and Ideas to any third party without the prior written consent of Idera, which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to Idera.

(c)	Idera Property. All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of Idera' products and services, records, notebooks, and all other materials containing Confidential Information or information about Discoveries or Work Product (including all copies and reproductions thereof), that come into Consultant’s possession or control by reason of Consultant’s performance of the relationship, whether prepared by Consultant or others: (a) are the property of Idera, (b) will not be used by Consultant in any way other than in connection with the performance of the Services, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from Idera's or Consultant’s premises (except as Consultant's Services require), and (e) at the termination (for whatever reason), of Consultant's relationship with Idera, will be left with, or forthwith returned by Consultant to Idera. No license or conveyance of any ownership rights to the Consultant is granted or implied under this Agreement.

8.	EQUITABLE RELIEF.

Consultant agrees that any breach of Sections 6 and 7 above by it would cause irreparable damage to Idera and that, in the event of such breach, Idera shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant’s obligations hereunder.

9.	WAIVER.

Any waiver by Idera of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by Idera shall be in writing.

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10.	SEVERABILITY; REFORMATION.

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal, and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

11.	ASSIGNMENT.

Idera shall have the right to assign its rights and obligations under this Agreement to a party which assumes Idera' obligations hereunder. Consultant shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Idera, which consent may be withheld. This Agreement shall be binding upon and inure to the benefit of Consultant’s successors, permitted assigns and, in the case where Consultant is an individual, heirs and legal representatives in the event of his/her death or disability.

12.	USE OF NAMES.

Consultant shall not use the name of Idera for any purpose without obtaining Idera’s prior written approval thereof. Idera may use the name of Consultant for activities related to its standard business operations, which may include press releases and other public announcements.

13.	HEADINGS.

Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

14.	AMENDMENTS.

This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by the Parties.

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15.	NOTICES.

Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the Parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a Party shall have notified the others in accordance with the provisions of this Section 15.

16.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

17.	GOVERNING LAW.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws provisions.

18.	SURVIVAL.

The provisions of Sections 6, 7, 8, 9, 10, 15, 17 and 18 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between Idera and Consultant relating to the subject matter of this Agreement.

[Signature Page To Follow]

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       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Idera Pharmaceuticals		Hilltop Consulting, LLC

By:	/s/ Vincent J. Milano	By:	/s/ Robert C. Fletcher
Vincent J. Milano		Robert C. Fletcher

Date: December 29, 2020		Date: December 29, 2020

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Exhibit A

Idera Pharmaceuticals, Inc. Travel Policy (POLICY NO. 217)

TRAVEL & ENTERTAINMENT

PURPOSE:	To establish guidelines for Company travel and entertainment and to ensure travel is consistent with Idera’s business objectives.

SCOPE:	All Idera employees, directors and consultants (“Employees”).

POLICY:	Idera will reimburse Employees who travel on approved Company business for all necessary reasonable business expenses. However, in no event will reimbursement exceed actual expenses. Neither luxury, nor sub-standard modes of transportation and accommodations should be used.

PROCEDURE FOR TRAVEL:

Employees are expected to pay for their travel with personal credit cards or cash. Employees are expected to pay their own credit card bill and any late fees or finance charges are the responsibility of the Employee. Any credit card rewards from use of the card belong to the Employee.

PROCEDURE FOR REIMBURSEMENT:

1.	Upon return from your pre-approved business related travel, Idera requires the Employee to submit an original travel and expense report with the business purpose identified. Travel should be via the lowest cost alternative within reason. All original receipts are requested but receipts for expenses greater than $20 USD are required. Expense reports must be submitted in a timely fashion. Please attach original receipts to your travel and expense report and complete within five (5) business days from your return. Deduct any personal expenses. Any receipts not provided must be noted on the travel and expense report. If business travel was overseas, convert to U.S. dollars and list the exchange rate used.

2.	Travel and expense reports must be signed by the Employee and approved by the Employee’s manager before forwarding to accounting. Reimbursement will be made via the next scheduled check run, which should be within fifteen (15) days after the accounting department receives an approved travel and expense report.

3.	In the event that the Employee owes the Company funds, the funds should accompany the completed travel and expense report. Any amounts due the Company and not paid will be deducted from any future payment requests.

4.	Any expense submitted that does not comply with the guidelines of this policy will not be reimbursed, unless accompanied by a valid exception approved by the CFO, President or CEO.

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LODGING:

Employees are permitted to reserve hotel rooms for out of town travel. Neither luxury, nor sub-standard accommodations should be used. Employees will only be reimbursed for standard hotel rooms. No upgrades to suites are permitted. Saturday night stays are permitted, but not required, if the stay results in airfare savings in excess of the extra night(s) stay and meals. Where appropriate, Employees are expected to book their accommodations using conference hotels and discounts. It is the Employee’s responsibility to cancel reservations not expected to be utilized. The Company will not reimburse no-show fees.

AIRFARE:

Air travel will be via the most direct and economical means. Employees are expected to book their airfare as far in advance as possible – at least seven (7) days in most instances. Use of "Non-Refundable" airfare is recommended. (In most cases, if the travel must change or the trip is canceled all together, the funds can be used as a credit toward future travel, less a service charge imposed by the airline. Employees must include this credit on their next travel and expense report that includes air travel.) Employees may fly business class on international flights where in-flight time exceeds six hours in duration. Benefits from frequent flier memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.

PERSONAL TRANSPORTATION/MILEAGE:

Employees with a valid driver’s license may submit expenses for the use of their personal car while on business. Employees will be reimbursed the standard IRS rate for every mile driven on behalf of the Company that exceeds their normal commuting mileage, defined as from the Employee home to the Company’s facility. Receipts should be submitted for any parking expenses or tolls.

RENTAL CARS:

Compact or midsize cars can be rented when having a car is deemed necessary (i.e., taxi cabs are not prevalent or the distance from the airport or hotel to the destination is excessive). When possible, every effort should be made to return rental cars with the proper fuel level. Receipts should be submitted for gas with the T&E report. Additional liability and physical damage insurance should be waived for cars rented in the United States as the Company’s travel insurance policy covers Company travel via rental cars. Employees renting cars should include the Company’s name somewhere on the rental agreement. Additional liability and physical damage insurance should be purchased from the rental agency for cars rented outside the United States.

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TRAIN FARE:

Train travel will be via the most direct and economical means. Employees are expected to book their train fare as far in advance as possible. Use of "Non-Refundable" train fare is recommended. The Acela express service, where all seats are business class, is permitted for travel between Boston and New York and DC. Employees may use first class train accommodations where on-train time exceeds seven hours in duration. Benefits from frequent traveler memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.

TELEPHONE/FACSIMILES/INTERNET SERVICES:

Reasonable expenses incurred while traveling for telephone, fax, internet, and telegraph for Company business communications are reimbursable. Where applicable, Employees should use their Company issued cell phones when traveling and not incur extensive calls through their hotel rooms. Necessary business calls made from the Employee’s residence are reimbursable. A copy of the telephone bill and an explanation of the business purpose should be submitted with your travel and expense report.

BUSINESS MEALS AND ENTERTAINMENT:

Meals. Individual meals can be purchased while an Employee is traveling for approved business purposes. Individual meals will be reimbursed at the lower of $30 USD per meal or $50 USD per day.

When in the best interest of the Company, meals may be purchased for clients, affiliates, and others with whom the Company has business dealings. In addition, the government requires detailed record keeping legitimizing the expense. The items to be documented are:

▪	Individuals present

▪	Business affiliations

▪	Location

▪	Date

▪	BUSINESS PURPOSE OF MEETING. This can be a short phrase such as “discuss new business”, “conduct employee review”, or “scientific discussions”

Reimbursements may include gratuities up to a maximum of 20%.

Entertainment. Entertainment expenses are generally not reimbursed by the Company. Entertainment expenses are only reimbursable with management prior approval. Pre-approved entertainment will only be reimbursed where an original receipt is submitted with the T & E report.

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NON-REIMBURSABLE EXPENSES, include but are not limited to the following:

▪	Airline club or other travel memberships

▪	Airline upgrade coupon booklets

▪	Airline headsets

▪	Sundries

▪	Laundry services (unless a trip is unexpectedly extended)

▪	Lost airline tickets applications

▪	Mini-bar services

▪	In room movies

▪	Barber/Hair Stylist

▪	Manicurist

▪	Masseur/Spa services

▪	Birthday or other celebration gifts

▪	Unauthorized donations, contributions

▪	Car insurance

▪	Personal items other than emergency services items purchased while traveling because of lost or damaged baggage

▪	Clothing purchases

▪	Personal liquor or entertainment when not included in business dinner

▪	Traffic violations and citations

▪	Pet care, lawn care and snow removal while traveling

▪	Theft, loss or damage to personal property

▪	Cash advances and ATM fees

▪	Daily newspapers while traveling

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